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                                                                    Exhibit 23.4

                                    CONSENT

     The undersigned, as an authorized representative of Internet Research Group ("IRG") hereby:

1. Consents to the naming of IRG, in connection with IRG's research report dated as of, 1999 (the "Research"), in the registration statement on Form S-1 including all amendments thereto, and related prospectus of Resonate Inc. for the registration of shares of Resonate's common stock (the "Registration Statement");

2. Grants Resonate permission to include a reference to the Research in substantially the form attached hereto as Exhibit A in the Registration
                                              ---------
    Statement, and further certifies that the form attached hereto as Exhibit A
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    is an accurate depiction of the Research; and

3. Consents to the inclusion of this consent and the Research as an exhibit to the Registration Statement.

                                    Internet Research Group

                                    By:    /s/ Peter Christy
                                           -----------------

                                    Name:  Peter Christy
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                                    Title:  Vice President
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                                   Exhibit A
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From Form S-1 for Resonate Inc.

According to the Internet Research Group 1999 Internet Traffic Management Report, the traffic management market is expected to grow from less than $100 million in 1999 to approximately $800 million in 2002.